Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No.                    ) pertaining to the Parkway Properties, Inc. and Parkway Properties LP 2015 Omnibus Equity Incentive Plan of our reports dated February 25, 2015, with respect to the consolidated financial statements and schedules of Parkway Properties, Inc. and the effectiveness of internal control over financial reporting of Parkway Properties, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Indianapolis, Indiana

May 11, 2015